EXHIBIT 10

RAW MATERIAL SUPPLY AGREEMENT
THIS RAW MATERIAL SUPPLY AGREEMENT (this “Agreement”), dated as of May 31, 2011 (the “Effective Date”), is made and entered into by and between Diamond Green Diesel LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), and Darling International Inc., a corporation organized under the laws of the State of Delaware (“Darling”). The Company and Darling are collectively referred to herein as the “Parties” and individually as a “Party.”
WHEREAS, Diamond Alternative Energy, LLC (“Diamond”) and Darling Green Energy LLC, a wholly-owned subsidiary of Darling, have caused the formation of Diamond Green Diesel Holdings LLC, the sole member of the Company (“Holdings”), and the Company for the express purpose of constructing and operating a biomass-based diesel unit having a design feed capacity of 10,000 BPD (for purposes hereof, “BPD” means an instantaneous rate of flow equivalent to one barrel, consisting of 42 United States' standard gallons at 60 degrees Fahrenheit, if continued for one period of twenty-four consecutive hours) that will process animal fats, used cooking oils and other vegetable oils at a location in Norco, St. Charles Parish, Louisiana (the “Plant”);
WHEREAS, the Company desires to purchase certain raw materials from Darling;
WHEREAS, Darling desires to supply the Company's requirements for certain raw materials; and
WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions pursuant to which Darling will sell certain raw materials to the Company and the Company will purchase certain raw materials from Darling.
NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the Parties hereby agree as follows:

1.	Sale of Raw Material.

a.
Supply of Raw Material. Subject to the terms and conditions contained in this Agreement, following the Commencement Date (as defined below) Darling shall offer to supply to the Company animal fats and used cooking oils and other renewable fats and oils of the quantity, quality and on delivery terms as specified and accepted by the Company up to (i) 100% of the Company's full operational requirement of feedstock (“Raw Material”) necessary to process up to 10,000 BPD of Raw Material (the “Capacity Requirement”), so long as Darling and its direct and indirect affiliates as a whole hold 20% or more of the outstanding units of Holdings, (ii) 75% of the Capacity Requirement so long as Darling and its direct and indirect affiliates as a whole hold at least 10% but less than 20% of the outstanding units of Holdings, or (iii) subject to Darling's right to terminate this Agreement pursuant to Section 4(b)(ii), 50% of the Capacity Requirement if Darling and its direct and indirect affiliates as a whole hold less than 10% of the outstanding units of Holdings.

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Pursuant to Sections 1(d) [***] herein, Darling may offer the Capacity Requirement (or applicable portion thereof) to the Company from Darling's own production or inventory, or from third-party sources, and, solely in the case of clause (i) above, to ensure the Company has been offered sufficient estimated supplies to enable the Company to operate the Plant ratably at its full capacity. Darling will make commercially reasonable efforts to assist the Company in locating supply of the lowest cost guaranteed Raw Material to the Company taking into consideration type, source, processing impact on the Plant, quantity, quality and delivery.

b.
Non-Exclusivity. Nothing in this Agreement is intended to create any exclusive purchase and sale arrangements between Darling and the Company. Notwithstanding anything to the contrary herein, the Company may at any time seek offers from third-party suppliers other than Darling and in its sole discretion purchase Raw Material from third parties. Darling, subject to Sections 1(d) [***], may sell Raw Material to third parties.

c.
Scheduling. Upon the Commencement Date (as defined below) and on the 15th day of each calendar month thereafter, the Company shall provide Darling with a non-binding forecast of its monthly requirement of each lot of Raw Material for the following month on a weekly basis and for any subsequent three months on a monthly basis. However, (i) if the Company has purchased all or a significant portion of its requirements of Raw Material, using a supplier other than Darling, for a period longer than three months, or (ii) if the Company otherwise knows that it will not require any Raw Material from Darling for a period longer than the next three months, then it shall provide notification thereof to Darling. For purposes of this Agreement, the “Commencement Date” shall mean the first day of the first calendar month following the date the Company notifies Darling in writing that (i) the Company has completed all necessary construction and testing of the Plant and (ii) the Plant is ready to commence commercial service with respect to the production of biomass-based diesel.

d.
Right of First Offer. Darling shall make commercially reasonable efforts to make a daily offer to the Company on each business day (but notwithstanding the foregoing, such daily offer is to cover all days of Plant operation including weekends and holidays) of the available supply of Raw Material that Darling is offering for sale on such day (the “Daily Offer”) for delivery on a spot, 30-day, 60-day and 90-day basis, or on another basis (such as long term fixed price or index priced offers, provided that Darling may at its option decline to provide such long term fixed price or index priced offers) as may be requested by the Company. It is the goal of the Company to purchase Raw Material having the desired quality at the lowest cost delivered to the Plant. While the Company specifically acknowledges that it will be making its own decisions about when to purchase Raw Material and, therefore, is responsible for the ultimate cost of its Raw Material, the Company shall rely on Darling to provide competitive pricing based on the various possible terms (spot, 30-day, 60-day and 90‑day basis, or on another basis) and at prices no greater than Darling's other sales

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opportunities on an ex-works basis (Darling's netback at the plant where the Raw Material is sourced) in order to provide the Company with an offer for Raw Material at a competitive price from Darling. Darling will indicate the type, quality, quantity in pounds and the shipment period of Raw Material available as well as the length of time that the offer shall remain open. Darling will quote price(s) for such Raw Material to the Company that are substantially equivalent to the price Darling is or would be quoting on that date to its other similarly situated customers for each lot of such Raw Material, taking into account required shipment periods and acceptable range of date of receipt, Raw Material specifications and quantity, available transportation and transportation cost. The Company may choose to accept or reject Darling's proffered terms for each such volume of offered Raw Material. If the Company declines to purchase from such Daily Offer on the terms offered, Darling shall have the right to sell such Raw Material to any third party [***].

e.	[***]

f.
Pre-Commencement Date Sales. Prior to the Commencement Date, Darling shall make Raw Material available for purchase by the Company on an as-needed basis for purposes of Plant testing and other uses at prices and on terms to be negotiated by Darling and the Company, such prices to be substantially equivalent to the price Darling is or would be quoting on the date of the applicable purchase to its other similarly situated customers for each lot of such Raw Material, taking into account required shipment periods and acceptable range of date of receipt, Raw Material specifications and quantity, available transportation and transportation cost.

g.
Quality. Darling has surveyed the quality of Raw Material available from its rendering system and, using that information, has worked with the Company and Desmet Ballestra in the design of the Plant's Raw Material receiving, storage, blending and pretreatment systems. Darling confirms that the quality specifications in Exhibit A will be attainable after appropriate blending of the Raw Material prior to pretreatment.

2.	Terms of Customer Contracts, Contract Performance and Payment.

a.
Customer Contracts and Shipment Period. Once a verbal acceptance of a Darling offer has occurred for the sale of Raw Material from Darling to the Company pursuant to Sections 1(d) [***] or 1(f), Darling shall issue a sales order (a “Sales Order”) which shall include the mutually agreed quantity, pricing delivery point, mode of transportation (rail, truck, or barge), type of Raw Material, quality specifications and the range of dates within which the Raw Material will be shipped (the “Shipment Period”). Each Sales Order shall be electronically transmitted to the Company within 24 hours of such verbal agreement. The Company shall electronically confirm (a “Confirmation”) acceptance of each Sales Order within 24 hours of electronic receipt of such Sales Order. Any additional term that is included in either a Sales Order or a Confirmation shall be of no force or effect unless both

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Darling and the Company have executed an amendment to this Agreement specifically agreeing to the use of such term. Darling agrees to ship the quantity of Raw Material specified in each Sales Order made pursuant to this Section 2(a) within the applicable Shipment Period. In the event Darling desires to ship Raw Material earlier than as required by the applicable Shipment Period, it can only do so with the prior consent of the Company. In the event Darling fails to ship within the applicable Shipment Period, the Company may cancel the portion of the Sales Order for which timely shipment has not been made or elect to accept late shipment on terms mutually agreed with Darling.

b.
Shipment by Rail or Barge. If a shipment of Raw Material hereunder is to be made by rail car or barge, then when Darling ships each such rail car or barge to the Company it shall specify the applicable Sales Order for such rail car or barge on the bill of lading. For each such shipment Darling shall provide a certificate of analysis (“COA”) that shall include specifications for free fatty acid, level of impurities, and water or other quality specifications as agreed by the Parties. Each COA will be electronically submitted to the Company within five calendar days of the date on which Darling tendered such shipment to the Company, but in any event no later than the date of receipt of such shipment by the Company. The Plant is not currently intended to have barge receiving facilities; however, if such facilities become available, the Parties may ship via barge hereunder.

c.
Shipment by Truck. If a shipment of Raw Material hereunder is to be made by truck, then Darling will have the Sales Order to which each shipment is to be applied specified on the bill of lading which will be carried by such truck. However, if for any reason the Sales Order has not been so specified, then the Parties shall timely reconcile the applicable bill of lading to the appropriate Sales Order. For each such shipment Darling shall provide a COA that shall include specifications for free fatty acid, level of impurities, and water or other quality specifications as agreed by the Parties. Each COA will be electronically submitted to the Company within five calendar days of the date on which Darling tendered such shipment to the Company, but in any event no later than the date of receipt of such shipment by the Company.

d.
Sampling. For each shipment hereunder, Darling shall retain a representative sample of the Raw Material loaded into the rail car, barge or truck for 90 days following the date of shipment. If a question arises regarding the accuracy of the applicable COA or any other quality aspect of the Raw Material, Darling shall submit the retained sample to an independent laboratory mutually agreed to by the Parties for purposes of retesting of the quality specifications listed in the original COA. The results of the independent laboratory shall be used as the definitive COA for purposes of this Agreement. The cost of the independent laboratory will be equally divided between Darling and the Company.

e.	Title and Risk of Loss. Title and risk of loss or damage to Raw Material will pass to the Company when constructive delivery is made to the pricing delivery point.

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f.
Invoicing/Payment. Darling will create a document referencing the bill of lading pursuant to generally accepted industry standards specific to each shipment (the “Sales Order Acknowledgement”) upon the shipment of any Raw Material pursuant to Sections 2(b) and 2(c), an example of which is attached hereto as Exhibit B. Such Sales Order Acknowledgement shall be issued electronically to the Company within 24 hours of shipment. The Sales Order Acknowledgment shall include the identification marker of the shipment vehicle (rail car number for rail car, license number for truck, and barge number for barge), the estimated weight and weight determination method. Payments for invoiced quantities shall be due 10 calendar days from receipt of the Sales Order Acknowledgement. The Parties shall implement payment by EFT as soon as practicable. The final shipment weight will be reconciled by a weight measurement method acceptable to both Parties, either at origin or destination as agreed by the Parties. If the applicable shipment has been unloaded prior to payment of the related invoiced amount, then the Company may adjust such invoiced amount to the reconciled weight or, if the Company does not have the appropriate destination weights at the time an invoiced amount is paid, then the Company and Darling will, as necessary, adjust such payment to reflect actual weights.

g.
Taxes and Governmental Charges. Raw Material prices do not include any taxes or other governmental charges, including, without limitation, sales or use taxes or excise taxes levied by any government or governmental authority, now or hereafter enacted. In Darling's discretion, any such mandatory taxes or charges may be added to the price for any Raw Material or may be billed separately. The Company will, in any event, pay all such taxes and charges on or before their due dates. In the event Darling is required at any time to pay any such tax or charge, the Company will reimburse Darling therefor promptly on demand. Darling will work with the Company to minimize any such taxes, including, without limitation, by the issuance, acceptance and, if necessary, filing of exemption certificates(s).

h.
Right of Rejection. Any shipment of Raw Material made pursuant to Sections 2(b) and 2(c) failing to meet the quality specified in the Sales Order is subject to rejection by the Company. In the event any such shipment has not been unloaded at destination, the Company may (i) elect to accept such shipment without discount, (ii) propose a discount for the acceptance of the material or (iii) reject the shipment. In the event the Company offers to accept the shipment at a discount, Darling may choose to (i) accept the discount, in which case the shipment will be applied to the Sales Order at the agreed upon discount, or (ii) refuse the discount, deem the shipment to have been rejected by the Company, and reroute the shipment to an alternative destination with all costs associated with the shipment and reroute (including demurrage and switching charges) for the account of Darling. In the event the shipment is rejected or deemed rejected, Darling may replace the quantity with another shipment if time remains in the Shipment Period. If time has expired for the applicable Shipment Period, the Company may elect to have Darling promptly replace the shipment or may cancel the portion of the Sales Order represented by the

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shipment that has failed quality standards. In the event such shipment has been unloaded at destination, the Company will determine the appropriate discount and apply it to the Sales Order.

i.
Darling Performance Standard. In the event that Darling consistently fails to provide timely shipment of Raw Material at the quality specified in the Sales Orders, the Company shall have the right to demand a performance review with Darling. The review must include the active involvement of the President of Darling and must be completed within 30 days of such request. Upon completion of the performance review, Darling must present the findings of its performance review to the Company and develop specific actions to be undertaken within 30 days to enable Darling to substantially comply with commitments made in the Sales Orders. In the event Darling consistently fails to provide timely shipment of Raw Material at the quality specified in the Sales Orders for a period of 6 months after completion of the performance review, the Company shall have the right to terminate this Agreement.

3.	Confidentiality Obligations.

a.
The provisions of this Agreement and all oral and written proprietary information of each Party, including information pertaining to the business, financial condition, strategies, plans, policies, inventions, trade secrets, intellectual property, computer programs, suppliers, customers, projections, pricing or processes of each Party provided or disclosed by the disclosing Party to the receiving Party or to the receiving Party's, or by the receiving Party to its affiliates, members, managers, directors, officers, employees, counsel, auditors, consultants, lenders, insurance providers, brokers or other advisors or agents, shall be confidential, and shall not be disclosed or otherwise released to any other person without the prior written consent of the disclosing Party; provided, however, that the receiving Party may disclose any such information, on a “need to know” basis, to the affiliates, members, managers, directors, officers, employees, counsel, auditors, consultants, lenders, insurance providers, brokers and other advisors or agents of the receiving Party so long as the recipient is informed of this provision and agrees to be bound hereby; provided, further, that the Company may disclose any such information, on a “need to know” basis, to its unit holders.

b.
The obligations of the receiving Party under Section 3(a) hereof shall not apply to confidential information (i) that is received by the receiving Party from a person who has the right to give the information to the receiving Party and who does not require that the receiving Party keep such information confidential, (ii) that is or becomes public knowledge through no fault of the receiving Party, (iii) the disclosure of which is required by applicable law or (iv) the disclosure of which is required by the rules and regulations of the Securities and Exchange Commission; provided, that prior to disclosing confidential information pursuant to clause (iii) or (iv) of this Section 3(b), the receiving Party shall give notice (provided no applicable law, rule or regulation would be violated hereby) to the disclosing Party, which shall describe the

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information proposed to be disclosed and state the basis upon which the receiving Party believes the information is required to be disclosed, all so that the disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving Party will cooperate with the disclosing Party (at the disclosing Party's sole cost and expense) to obtain such protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or the disclosing Party waives compliance with the relevant provisions of this Agreement, the receiving Party will disclose only that portion of the above referenced information which, in the reasonable opinion of its legal counsel, is legally required to be disclosed and the receiving Party will use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

c.
The covenants and undertakings contained in this Section 3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 3 will cause irreparable injury to Darling or the Company, as the case may be, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 3 will be inadequate. Therefore, the applicable Party will be entitled to entry of an injunction, a restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 3 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 3 are cumulative and in addition to any other rights and remedies which the applicable Party may have hereunder or at law or in equity.

4.	Term and Termination.

a.
This Agreement shall be effective as of the Effective Date, but the initial term (the “Initial Term”) shall begin on the Commencement Date and continue for 20 years from the Commencement Date. Following the Initial Term, this Agreement shall automatically renew for 5 years (each, a “Renewal Term”) on an evergreen basis, unless terminated by either Party upon 365 days written notice prior to the end of the Initial Term or then current Renewal Term, whichever is applicable. The period from the Effective Date until the expiration or termination of this Agreement shall be referred to herein as the “Term”.

b.	Notwithstanding Section 4(a) hereof, this Agreement may be terminated and abandoned at any time as follows:

i.	by mutual written consent of the Parties;

ii.	by Darling if it and its direct and indirect affiliates as a whole cease to hold at least 10% of the outstanding equity units of Holdings;

iii.	by either Party if the other Party materially defaults in the observance or in the due and timely performance of any of the material covenants of such Party

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contained herein, and such default shall continue un-remedied 30 business days after the defaulting Party's receipt of written notice of default (or, in the event such default cannot be remedied within 30 business days, the defaulting Party has not commenced remedying such default within 30 business days);

iv.
by either Party in the event the other Party, (A) makes an assignment or any general arrangement for the benefit of creditors, (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencing of a proceeding or cause under any bankruptcy or similar law for the protection from creditors or have such petition filed or proceeding commenced against it, (C) otherwise becomes bankrupt or insolvent (however evidenced), or (D) has a receiver, provisional liquidator, conservator, custodian trustee or other similar official appointed with respect to it or substantially all of its assets;

v.
by Darling if that certain Product Offtake Agreement (the “Offtake Agreement”), dated as of the date hereof, by and between the Company and Valero Marketing and Supply Company (“VMSC”), expires in accordance with its terms, is terminated by mutual consent pursuant to Section 6.1A thereof, is terminated by VMSC pursuant to Section 6.1B thereof, is terminated by the Company pursuant to Section 6.1C, Section 6.1D or Section 6.1E thereof, or is terminated by Darling pursuant to Section 6.2 thereof;

vi.	by the Company in accordance with Section 2(i); or

vii.	by either Party in accordance with Section 6.

c.
Failure by the Company to remit payment as provided in Section 2(f) hereof will constitute a material breach of this Agreement by the Company. Such material breach will entitle Darling to, at its sole option, (i) immediately suspend shipment under any outstanding Sales Order until such breach is cured or advance payment or other reasonable security is provided, and (ii) terminate this Agreement in accordance with Section 4(b)(iii). The Parties agree that a suspension of shipment by Darling pursuant to this Section 4(c) shall not constitute a breach of this Agreement by Darling.

d.
Subject to Section 6 and the notice and cure provisions set forth in Section 4(b)(iii), failure by Darling to provide Raw Material pursuant to this Agreement will constitute a material breach of this Agreement by Darling; provided, however, that periodic, de minimis failures by Darling to provide Raw Material pursuant to this Agreement shall not constitute a breach of this Agreement by Darling.

5.	Indemnification.

a.	The Company shall indemnify and hold harmless Darling and its stockholders, affiliates (excluding the Company), directors, officers and employees, to the fullest

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extent permitted by applicable law, from and against any and all actual losses, claims, damages (excluding indirect, punitive and consequential damages), liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Losses”) to the extent caused by, resulting from or arising out of Losses incurred as a result of (i) the violation, default or breach by the Company or any of its affiliates (excluding Darling) of this Agreement and (ii) actions taken by Darling pursuant to Section 4(c). Notwithstanding the foregoing, the Company shall not be required to indemnify Darling under this Section 5(a) for an aggregate amount of Losses exceeding the larger of (i) actual amounts paid to Darling under and pursuant to this Agreement during the prior consecutive twelve-month period, or (ii) the forecast budget for expenditures to be paid to Darling for the succeeding consecutive twelve-month period.

b.
Darling shall indemnify and hold harmless the Company and its members, affiliates (excluding Darling), managers, officers and employees, to the fullest extent permitted by applicable law, from and against any and all actual Losses to the extent caused by, resulting from or arising out of Losses incurred as a result of the violation, default or breach by Darling or any of its affiliates (excluding the Company) of this Agreement. Notwithstanding the foregoing, Darling shall not be required to indemnify the Company under this Section 5(b) for an aggregate amount of Losses exceeding the larger of (i) actual amounts paid to Darling under and pursuant to this Agreement during the prior consecutive twelve-month period, or (ii) the forecast budget for expenditures to be paid to Darling for the succeeding consecutive twelve-month period.

6.
Force Majeure. In the event either Party is rendered unable, wholly or in material part, to perform its obligations under this Agreement (other than to make payments due hereunder) for reasons beyond its reasonable control, including, without limitation, those due to: acts of God, floods, fires, explosions, extreme heat or cold, earthquake or storm; strikes, lockouts or other similar industrial disturbances; wars, acts of terrorism or sabotage; accident or breakage of equipment, machinery, or transportation facilities; failure of suppliers to furnish supplies; or any law, rules, order or action of any court or instrumentality of the federal or any state government; or for any other similar cause or causes beyond its reasonable control, it is agreed that on such Party's giving notice in reasonable detail of such force majeure to the other Party, the obligations of the Party giving such notice shall be suspended from the date of receipt of such notice and for the continuance of any inability so caused, but for no longer period as may reasonably be required to remedy such cause, and such cause shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that neither Party will be obligated to settle a strike or other labor disturbance in order to comply with such obligation. Notwithstanding the foregoing, if either Party is rendered unable, wholly or in material part, to perform its obligations under this Agreement for a period of 30 days due to the occurrence of a force majeure event, then the other Party may request that the non-performing Party provide a good faith estimate of the duration of the force majeure event, such estimate not to exceed 365 days. If the non-performing Party does not resume performance prior to or at the expiration of such period, then the other Party shall have the

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option, in its sole discretion, to terminate this Agreement. The force majeure shall not apply to those events which merely make it more difficult or costly for the Company or Darling to perform its obligations hereunder. The Company and Darling further agree that at the conclusion of any force majeure event, neither the Company nor Darling shall have any obligation to each other with respect to any quantities of Raw Material not delivered as a consequence of such force majeure event. No condition of force majeure shall operate to extend the Term.

7.
Liquidation and Close-Out. The Parties acknowledge that this Agreement is a forward contract as defined in the Bankruptcy Code, 11 U.S.C. Sec. 101(25). If one Party (the “Defaulting Party”) shall voluntarily file a petition in bankruptcy, reorganization, or receivership, shall be forced by its creditors into bankruptcy, reorganization, or receivership, shall become insolvent, shall fail to pay its debts as they become due, or shall fail to give adequate assurance or security of its ability to perform its obligations hereunder within 5 business days after receipt of a request therefor, the non-Defaulting Party shall have the right to liquidate and close out this Agreement within 48 hours of written notice delivered to the Defaulting Party by calculating the difference in price for the Raw Material hereunder and the prevailing market price for the Raw Material or the commercially reasonable equivalent price for the Raw Material as published in an industry publication multiplied by the remaining quantities of the Raw Material to be delivered hereunder. The Defaulting Party shall pay the non-Defaulting Party in U.S. dollars by wire transfer in immediately available funds within 24 hours after receiving the results of the calculation. The liquidation and close-out of this Agreement is in addition to any other rights and remedies which the non-Defaulting Party may have.

8.
Entire Agreement. This Agreement, together with all schedules and exhibits hereto, contains the entire agreement between the Parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

9.	Governing Law. This Agreement and any disputes arising out of or relating to this Agreement shall be construed exclusively according to and governed by the laws of the State of Texas.

10.	Compliance with Laws. Each Party agrees to comply with all applicable laws relating to its performance hereunder.

11.
Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company:

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Diamond Green Diesel LLC
One Valero Way
San Antonio, Texas 78249
Attention: President
Facsimile No.: (210) 370-4386
with a copy (which shall not constitute notice) to:
Diamond Alternative Energy, LLC
One Valero Way
San Antonio, Texas 78249
Attention: VP - Alternative Energy
Facsimile No.: (210) 345-4386
If to Darling:
Darling International Inc.
251 O'Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Attention: General Counsel
Facsimile: (972) 281-4475
Darling Commodities Desk (for purposes of Section 2(a)):
Facsimile No. (972) 717-1959
Email address: mrath@darlingii.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Mary R. Korby
Facsimile: (214) 746-7777

12.
Audit Rights. The Company shall have the right, through its employees or representatives or through an independent third party auditor retained under a suitable written provision of confidentiality, to audit the following records (the “Records”) to confirm Darling's compliance with the terms of this Agreement:

a.	records pertaining to weights of shipped Raw Material;

b.
the data and calculations used by Darling in performing its obligations under this Agreement with respect to pricing, including, without limitation, requirements pursuant to Sections 1(a), 1(d) [***] or any tax calculations;

c.	invoices issued for the sale of Raw Material;

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d.	records pertaining to Raw Material order flow, lead time, and shipping arrangements and details;

e.	records pertaining to the specifications set forth under this Agreement; and

f.	records substantiating the occurrence of a force majeure event under and Darling's compliance with the provisions of Section 6;
Darling will maintain and retain during the duration of this Agreement and for a period of not less than three years after the expiration or termination of this Agreement, complete and accurate Records to enable the Company to exercise its rights under this Section 12.

13.
Binding Effect; Assignment. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective permitted successors and assigns. No Party may assign, transfer or pledge this Agreement, in whole or in part, without the prior written consent of the other Party, except that a Party may (i) assign this Agreement in connection with its merger or the sale of all or substantially all of its business relating to the subject matter of this Agreement, (ii) pledge this Agreement to its senior secured lenders in connection with a pledge of substantially all of its assets or (iii) assign to (or otherwise cause the performance by) any of its wholly-owned subsidiaries or affiliates any of such Party's rights and obligations under this Agreement; provided, however, that an assignment pursuant to clause (i) or (iii) shall not relieve the assigning Party of its obligations under this Agreement without the prior written consent of the other Party.

14.
Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

15.	Amendments. This Agreement shall not be altered, modified or changed except by an amendment approved in writing by the Parties.

16.
Waivers. No consent or waiver, express or implied, by the Parties with respect to any breach or default by another Party hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any Party of the same provision or any other provision of this Agreement. Failure on the part of a Party to complain of any act or failure to act of another Party or to declare such other Party in default shall not be deemed or constitute a waiver by any Party of any rights hereunder.

17.
Independent Contractors. Each Party hereto is an independent contractor under this Agreement. Except as expressly set forth herein, neither Darling nor the Company, as the case may be, has the authority to, and each of Darling and the Company agrees that it shall not, directly or indirectly, contract any obligations of any kind in the name of or chargeable against the other Party, without such other Party's express written consent.

18.	Survival of Provisions. Notwithstanding Section 4, each of (i) any and all owed and unpaid

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obligations of either Party under this Agreement and (ii) Section 2, Section 3, Section 5 and Sections 8 through 22 hereof, shall survive any termination of this Agreement to the maximum extent permitted under applicable law.

19.
Counterparts. This Agreement may be executed in several counterparts (any of which may be delivered by facsimile or other electronic transmission followed promptly by an executed original), all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties have not signed the same counterpart.

20.	Descriptive Headings. The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

21.
No Setoff. Neither Darling nor the Company may set off amounts owed to it by the other against amounts owed by the first Party to such other Party pursuant to this Agreement, and all amounts due and owing hereunder shall be paid in full without regard to any amounts actually due and owing, or claimed to be due and owing, by the other Party hereto. Notwithstanding the foregoing, nothing in this Section 21 shall act to limit the Company's rights pursuant to Section 2(h).

22.
Arbitration. Except as provided in Section 4(c), any dispute arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution provisions of Exhibit C of that certain Diamond Green Diesel Holdings LLC Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2011, by and among Holdings, Darling Green Energy LLC and Diamond. Notwithstanding the foregoing, this Section 22 shall not prohibit any person from pursuing equitable relief to which it may be entitled in any court of competent jurisdiction in order to preserve the status quo pending resolution of the dispute at issue or the enforcement of Section 4(c).

23.
RFS2 Reporting Requirements. Darling shall furnish to the Company (i) all information in its possession and (ii) all information that can be obtained by it using commercially reasonable efforts, in each case that is necessary for any application or other filing to be made by the Company pursuant to the Renewable Fuels Standard (RFS2) program or any similar program or law, including, without limitation, information that will assist the Company in fulfilling its obligations under Section 2.8 of the Offtake Agreement.

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* CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

DIAMOND GREEN DIESEL LLC

By: /s/ George Stutzmann
George Stutzmann
President

SIGNATURE PAGE TO
RAW MATERIAL SUPPLY AGREEMENT

DARLING INTERNATIONAL INC.

By: /s/ John O. Muse
John O. Muse
Executive Vice President,
Finance and Administration

SIGNATURE PAGE TO
RAW MATERIAL SUPPLY AGREEMENT